EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-49668, 333-96183, 333-113927, 333-125398, 333-126585, and 333-152064 on Form S-8 of our reports dated February 23, 2011, relating to the consolidated financial statements and financial statement schedule of Quest Software, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Costa Mesa, California

February 23, 2011